Exhibit 99.1

PGT TO ACQUIRE CGI WINDOWS & DOORS HOLDINGS, INC.
Strengthens Leadership Position in
Growing Impact-Resistant Window and Door Market

N. VENICE, FL – July 28, 2014  PGT, Inc. (NYSE: PGTI), the nation’s leading manufacturer and supplier of residential impact-resistant windows and doors, announced today that it has entered into a definitive agreement with CGI Windows & Doors Holdings, Inc. (a portfolio company of Cortec Group Fund, IV, LP) pursuant to which CGI will become a wholly owned subsidiary of PGT. The transaction, valued at approximately $111 million, is consistent with PGT’s plan to grow strategically while contributing to earnings growth through targeted acquisitions of complementary specialty products. The acquisition is expected to be accretive in 2015.

The transaction will combine two successful companies committed to serving impact-resistant window and door industry. The acquisition is expected to:
•	Enhance PGT’s leadership position in the growing impact-resistant window and door industry
•	Strengthen the Company’s ability to compete against national suppliers and other storm protection systems
•	Diversify and broaden PGT’s brand portfolio, including the addition of impact-resistant entry doors
•	Create synergies by maximizing efficiencies and scale including purchasing and logistics
•	Broaden manufacturing footprint and capabilities

"The acquisition of CGI Windows & Doors is consistent with our stated growth plan to acquire revenue generating products that leverage our core capabilities. More importantly, as we learned more about CGI and met with their team, it became clear that our respective missions and cultures are really well aligned," said Rod Hershberger, Chairman of the Board and Chief Executive Officer of PGT. “This is an ideal acquisition for PGT, and it will provide important synergies while enhancing our leadership position within the industry. I couldn’t be more thrilled as this acquisition will allow us to diversify our brand and product portfolios in a cost-effective manner. By adding top line sales and achieving synergies, we are confident this will drive growth in stockholder value.”

Subject to customary closing conditions, the transaction is expected to close in September. Deutsche Bank and Keybanc NA have committed to providing a long-term debt facility of $235 million which, together with cash on hand, will be used to consummate the acquisition, repay existing indebtedness and for general corporate purposes. To learn more about the details of the transaction, there is an upcoming conference call related to our earnings release.

“A very exciting time for both companies, as this strategic and complementary combination will bring significant benefits to our collective customers,” said Steve Dawson, Executive Vice President of Sales of CGI.  “Our customers can expect to benefit from expanded product portfolios and increased manufacturing capabilities. In addition, our employees will have the advantage of being part of a larger organization, well positioned to meet the evolving needs of the 21st century consumer of impact-resistant windows and doors.”

After the transaction closes:
•	CGI will continue to operate and manufacture products in Miami, Florida.
•	CGI will remain a separate and distinct brand in the marketplace.
•	Both Companies will leverage best-practices and synergies to provide incremental value to employees, customers, business partners and stockholders.

“We look forward to welcoming the CGI team to our family. The capabilities and assets they bring will further advance PGT’s leadership position in the industry,” commented Jeff Jackson, PGT’s President and Chief Operating Officer. "Together with our valued partners, we will remain focused on delivering the best customer service in the industry and leading the industry with innovative products and services. This focus combined with our strong financial position ensures that PGT is poised for profitable growth and long-term stockholder benefits.”

ABOUT CGI:
CGI was established in 1992 and has consistently built a reputation based on designing and manufacturing quality impact resistant products that meet or exceed the stringent Miami-Dade County impact standards. The Company has over 200 employees at its manufacturing plant in Miami, Florida. Today the Company continues to lead as an innovator, in product craftsmanship, strength and style and its brands are highly recognized and respected by the architectural community. CGI product lines include the Estate Entrances, Sentinel by CGI, Estate Entrances Collection, Commercial Series and Targa by CGI impact resistant products. For additional information, visit cgiwindows.com.

ABOUT PGT:
PGT pioneered the U. S. impact-resistant window and door industry, and today is the nation’s leading manufacturer and supplier of residential impact-resistant windows and doors. Founded in 1980, the Company employs approximately 1,700 at its manufacturing, glass laminating and tempering plants in North Venice, Florida. Utilizing the latest designs and technology, PGT products are ideal for new construction and replacement projects serving residential, commercial, high-rise and institutional markets. PGT’s product line includes PGT Aluminum and Vinyl Windows and Doors; PGT WinGuard and PGT PremierVue Impact-Resistant Windows and Doors; PGT Architectural Systems; and PGT Eze-Breeze Sliding Panels. PGT Industries is a wholly owned subsidiary of PGT, Inc. (NASDAQ: PGTI). For additional information, visit pgtindustries.com.

FORWARD-LOOKING STATEMENTS:
From time to time, we have made or will make forward-looking statements within the meaning of Section 21E of the Exchange Act. These statements do not relate strictly to historical or current facts. Forward-looking statements usually can be identified by the use of words such as “goal”, “objective”, “plan”, “expect”, “anticipate”, “intend”, “project”, “believe”, “estimate”, “may”, “could”, or other words of similar meaning. Forward-looking statements provide our current expectations or forecasts of future events, results, circumstances or aspirations. Our disclosures in this report contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We may also make forward-looking statements in our other documents filed or furnished with the Securities and Exchange Commission and in oral presentations. Forward-looking statements are based on assumptions and by their nature are subject to risks and uncertainties, many of which are outside of our control. Our actual results may differ materially from those set forth in our forward-looking statements. There is no assurance that any list of risks and uncertainties or risk factors is complete. Factors that could cause actual results to differ materially from those described in our forward-looking statements include, but are not limited to:

▪	Changes in new home starts and home remodeling trends
▪	The economy in the U.S. generally or in Florida where the substantial portion of our sales are generated
▪	Raw material prices, especially aluminum
▪	Transportation costs
▪	Level of indebtedness
▪	Dependence on our WinGuard branded product lines
▪	Product liability and warranty claims
▪	Federal and state regulations, and
▪	Dependence on our manufacturing facilities

Any forward-looking statements made by us or on our behalf speak only as of the date they are made and we do not undertake any obligation to update any forward-looking statement to reflect the impact of subsequent events or circumstances. Before making any investment decision, you should carefully consider all risks and uncertainties disclosed in all our SEC filings, including our reports on Forms 8-K, 10-Q and 10-K and our registration statements under the Securities Act of 1933, as amended, all of which are accessible on the SEC’s website at www.sec.gov and at  http://ir.pgtindustries.com/sec.cfm.